EXHIBIT 99.1

November 10, 2004	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS’ THIRD QUARTER RESULTS

THOMASVILLE, GA—Flowers Foods (NYSE: FLO) today reported net income of $14.6 million, or $.33 per share, for the third quarter ended October 9, 2004, compared to $12.5 million, or $.27 per share, for the third quarter of 2003. For the first three quarters of the year, the company reported net income of $43.3 million, or $.96 per share, compared to a loss of $2.5 million, or $.06 per share for the first three quarters of 2003.

Sales

Sales for the third quarter increased 11.5% to $371.4 million compared to $333.2 million for last year’s third quarter. Volume contributed 5.7% of the sales increase, pricing made up 4.5%, and a favorable product mix shift contributed 0.3%. Increased sales in the foodservice channel, part of which resulted from an acquisition in Texas during the quarter, led the increase. In addition, the Nature’s Own brand of soft variety bread continued to show a double-digit increase and the company’s line of snack cake products, primarily under the Mrs. Freshley’s brand, also increased. One percent of the sales increase resulted from the consolidation of revenues of a trucking entity which provides services to the company and is a consolidated variable interest entity under FASB Interpretation No. 46, “Consolidation of Variable Interest Entities.” The impact of this consolidation is neutral to the company’s income from continuing operations, net income, and earnings per share.

Sales for the first three quarters of the year increased 7.7% to $1.19 billion compared to $1.10 billion for last year’s first three quarters, of which 0.8% was related to the consolidation of the variable interest entity.

Income from Continuing Operations

Income from continuing operations for the third quarter was $14.6 million, or $.33 per share, a 15.0% increase over the $12.7 million, or $.28 per share, reported for the same quarter of 2003. Income from continuing operations for the first three quarters of the year was $46.8 million, or $1.04 per share, a 16.6% increase from the $40.1 million or $.88 per share, reported for the first three quarters of 2003.

Gross margin as a percentage of sales remained unchanged when comparing the third quarter of 2004 to the same period in 2003. Although the company experienced higher labor and ingredient costs, these costs were offset by higher sales. Selling, marketing, and administrative expenses as a percentage of sales also remained unchanged compared to the year-ago quarter. The company incurred incremental costs to comply with the Sarbanes-Oxley legislation and increased labor costs, primarily for employee health care. These higher costs were offset by the sales increase. During the quarter, the company announced an agreement to settle a class action lawsuit related to pie shells produced by a former subsidiary. The costs of this settlement had been previously recorded by the company as part of discontinued operations, therefore the settlement had no impact on the results of the current quarter.

Management’s Discussion

George E. Deese, president and chief executive officer of Flowers Foods, said that the third quarter results reflect Flowers Foods’ strengths. “Our continued growth is made possible by our strong brands, the quality of our products, and our exceptional service in the marketplace, which was especially reflected this quarter in those areas impacted by hurricanes,” Deese said. “Our Nature’s Own breads continued to perform very well in the retail sales channel. In addition, sales were up across all other distribution channels during the quarter. New products, new territories, and the Texas acquisition drove the sales increase, continuing the trend we have seen throughout the year.”

During the third quarter, the company completed the acquisition of a closed bakery in Houston and a foodservice customer list from Sara Lee Bakery Group. Deese reported that as expected the acquisition will add $35 million to $40 million in annual sales for Flowers Foods. Much of the additional bun volume is being produced by the company’s new bun production line in Denton, Texas. Deese said a bread production line will be added to the Denton bakery with start-up expected in the summer of 2005.

“The company continues to generate strong cash flow, which allows us to pay dividends, repurchase shares when appropriate, make acquisitions, and fund internal growth as we work to build long-term value for our shareholders,” Deese said.

Guidance for 2004 & 2005

The company now expects fiscal 2004 sales of $1.539 billion to $1.547 billion, which includes approximately $12 million in sales for the consolidated variable interest entity. Income from continuing operations for fiscal 2004 is expected to be 3.8% to 3.9% of sales, or $1.30 to $1.34 per share. The fourth quarter of fiscal 2004 will be a twelve-week period versus thirteen weeks in the same period a year ago.

For its 52-week fiscal 2005, the company expects sales of $1.60 billion to $1.625 billion and net income of approximately 3.75% to 4.0% of sales. This guidance reflects the benefits and costs of (1) the required relocation of one of two frozen bread production lines due to the company’s 2003 sale of its Suwanee location to The Schwan Food Company; (2) an expected accelerated contribution of $25 million to the company’s pension plan in January 2005; (3) the outstanding equity-based compensation under the Financial Accounting Standards Board proposed Share-Based Payment statement; and (4) a lower effective tax rate due to the recently enacted American

Jobs Creation Act of 2004. The company’s guidance represents management’s estimates and targets only and is subject to risks and uncertainties as referenced below.

Credit Agreement

On October 29, 2004, the company amended and restated its $150.0 million credit agreement to provide for a five-year term, lower rates on future borrowings and less restrictive loan covenants.

Stock Repurchases

During the third quarter, the company acquired 578,200 shares of its common stock for $14.6 million, an average of $25.28 per share. Since the inception of the stock repurchase plan, the company has acquired approximately 2.1 million shares of its common stock for $53.1 million, an average of $25.25 per share. These shares were purchased in accordance with the share repurchase plan approved by the board of directors in 2002, which authorizes the company to repurchase up to 7.5 million shares of stock.

Odd-Lot Program

Flowers Foods also announced today a voluntary odd-lot program to allow shareholders with fewer than 100 shares to either sell all their shares or to purchase additional shares to increase their holding to 100 shares. The program, which will be administered by Georgeson Shareholder, will be in effect from November 15, 2004 until December 20, 2004. Shareholders may phone 1-888-288-5927 to inquire about the odd-lot program.

Dividend

The board of directors will consider the dividend at its regularly scheduled meeting. Any action taken will be announced following that meeting.

Conference Call

Flowers Foods will broadcast its quarterly conference call over the Internet at 9:00 a.m. (Eastern) November 10, 2004 at http://www.flowersfoods.com/webcasts.asp. The call will be archived on Flowers’ Web site, www.flowersfoods.com, and can be accessed by clicking on “Investor Center.”

Company Information

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 34 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing and (f) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value. In addition, our results may also be affected by general factors such as economic and business conditions (including the baked foods markets), interest and inflation rates and such other factors as are described in the company’s filings with the Securities and Exchange Commission.

Contact:

Jimmy M. Woodward, Senior VP and Chief Financial Officer, (229) 227-2266

Marta J. Turner, Senior VP/Corporate Relations, (229) 227-2348

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 12 - Week	For the 12 - Week
	Period Ended	Period Ended
	October 9, 2004	October 4, 2003
Sales	$371,351	$333,175
Materials, supplies, labor and other production costs	186,574	167,383
Selling, marketing and administrative expenses	149,836	134,393
Depreciation and amortization	13,258	12,607

Income from continuing operations before interest, income taxes and minority interest (EBIT)	21,683	18,792
Interest income, net	2,143	1,887

Income from continuing operations before income taxes and minority interest (EBT)	23,826	20,679
Income tax expense	9,158	7,961

Income from continuing operations before minority interest	14,668	12,718
Minority interest in variable interest entity	(39)	0

Income from continuing operations	14,629	12,718
Discontinued operations, net of tax	0	(259)

Net income	$14,629	$12,459

Per share amounts:
Income from continuing operations	$0.33	$0.28
Discontinued operations	0.00	(0.01)

Net income	$0.33	$0.27

Diluted weighted average shares outstanding	44,721	45,896

Flowers Foods
Consolidated Statement of Income
(000’s omitted, except per share data)

	For the 40 - Week	For the 40 - Week
	Period Ended	Period Ended
	October 9, 2004	October 4, 2003
Sales	$1,189,876	$1,104,920
Materials, supplies, labor and other production costs	596,602	546,585
Selling, marketing and administrative expenses	479,656	456,752
Depreciation and amortization	42,757	42,258

Income from continuing operations before interest, income taxes and minority interest (EBIT)	70,861	59,325
Interest income, net	6,736	5,951

Income from continuing operations before income taxes and minority interest (EBT)	77,597	65,276
Income tax expense	29,295	25,131

Income from continuing operations before minority interest	48,302	40,145
Minority interest in variable interest entity	(1,505)	0

Income from continuing operations	46,797	40,145
Discontinued operations, net of tax	(3,486)	(42,690)

Net income (loss)	$43,311	$(2,545)

Per share amounts:
Income from continuing operations	$1.04	$0.88
Discontinued operations	(0.08)	(0.94)

Net income (loss)	$0.96	$(0.06)

Diluted weighted average shares outstanding	45,114	45,741

Flowers Foods
Segment Reporting
(000’s omitted)

	For the 12 - Week	For the 12 - Week	For the 40 - Week	For the 40 - Week
	Period Ended	Period Ended	Period Ended	Period Ended
	October 9, 2004	October 4, 2003	October 9, 2004	October 4, 2003
Sales:
Flowers Bakeries Group	$287,462	$257,282	$919,158	$856,328
Flowers Specialty Group	83,889	75,893	270,718	248,592

	$371,351	$333,175	$1,189,876	$1,104,920

EBITDA from Continuing Operations:
Flowers Bakeries Group	$35,194	$29,976	$112,996	$102,854
Flowers Specialty Group	8,234	8,187	25,122	22,190
Flowers Foods	(8,487)	(6,764)	(24,500)	(23,461)

	$34,941	$31,399	$113,618	$101,583

Depreciation and Amortization:
Flowers Bakeries Group	$10,554	$10,212	$33,402	$33,891
Flowers Specialty Group	2,944	2,508	9,745	8,476
Flowers Foods	(240)	(113)	(390)	(109)

	$13,258	$12,607	$42,757	$42,258

EBIT from Continuing Operations:
Flowers Bakeries Group	$24,640	$19,764	$79,594	$68,963
Flowers Specialty Group	5,290	5,679	15,377	13,714
Flowers Foods	(8,247)	(6,651)	(24,110)	(23,352)

	$21,683	$18,792	$70,861	$59,325

Flowers Foods
Condensed Consolidated Balance Sheet
(000’s omitted)

October 9, 2004
Assets
Cash and Cash Equivalents	$35,608
Other Current Assets	223,160
Property, Plant & Equipment, net	435,932
Distributor Notes Receivable (includes $7,933 current portion)	80,700
Other Assets	3,409
Cost in Excess of Net Tangible Assets, net	77,754

Total Assets	$856,563

Liabilities and Stockholders’ Equity
Current Liabilities	$160,551
Bank Debt	0
Other Debt and Capital Leases (includes $968 current portion)	19,294
Other Liabilities	104,649
Minority Interest in Variable Interest Entity	2,572
Common Stockholders’ Equity	569,497

Total Liabilities and Stockholders’ Equity	$856,563

Flowers Foods
Condensed Consolidated Statement of Cash Flows
(000’s omitted)

	For the 12 - Week	For the 40 - Week
	Period Ended	Period Ended
	October 9, 2004	October 9, 2004
Cash flows from operating activities:
Net income	$14,629	$43,311
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	13,258	42,757
Discontinued operations	0	5,099
Minority interest in variable interest entity	39	1,505
Other	7,910	27,137
Changes in assets and liabilities	1,201	(41,550)

Net cash provided by operating activities	37,037	78,259

Cash flows from investing activities:
Purchase of property, plant and equipment (includes VIE)	(12,896)	(40,008)
Consolidation of variable interest entity	0	1,527
Other	(7,892)	(7,676)

Net cash disbursed for investing activities	(20,788)	(46,157)

Cash flows from financing activities:
Dividends paid	(5,452)	(15,369)
Stock options exercised	344	815
Stock repurchases	(14,616)	(30,919)
Increase in book overdraft	746	7,815
Other debt and capital lease obligation payments	(740)	(1,252)

Net cash disbursed for financing activities	(19,718)	(38,910)

Net decrease in cash and cash equivalents	(3,469)	(6,808)
Cash and cash equivalents at beginning of period	39,077	42,416

Cash and cash equivalents at end of period	$35,608	$35,608